Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Media:	Analysts:
Misty Zelent	Joe Fimbianti
(704) 655-5324, mzelent@irco.com	(704) 655-4721, joseph_fimbianti@irco.com
-or-
Janet Pfeffer
(704) 655-5319, janet_pfeffer@irco.com

Ingersoll Rand Increases Dividend by 71 Percent and Announces Share

Repurchase Program

Swords, Ireland, April 7, 2011 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, announced that its board of directors declared a quarterly dividend of 12 cents per ordinary share of the company, reflecting a 71 percent increase. The board also authorized the repurchase of up to $2 billion of the company’s ordinary shares.

The dividend is payable June 30, 2011, to shareholders of record on June 17, 2011. The previous quarterly dividend was 7 cents per share.

“Today’s announcement reflects our continued focus to create long-term shareholder value and deliver against the commitments we have made,” said Michael W. Lamach, chairman, president and chief executive officer of Ingersoll Rand. “We are on track to solidify our balance sheet through the reduction of debt, and with the strong cash flow delivered through ongoing productivity and margin improvement, we are pleased to move to the next phase of our communicated capital allocation strategy and significantly increase our dividend.”

Based on market conditions, share repurchases will be made from time to time in the open market and in privately negotiated transactions at the discretion of management.

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About Ingersoll Rand

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Hussmann®, Ingersoll Rand®, Schlage®, Thermo King® and Trane® —work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $14 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.